                                                                   EXHIBIT 99.02

                                February 9, 1999

At Home Corporation
425 Broadway Street
Redwood City, CA 94063

     Re: Registration Statement on Form S-3 to be filed with the SEC

Ladies and Gentlemen:

     In connection with the above-referenced registration statement (the "REGISTRATION STATEMENT"), this letter confirms that, pursuant to that certain Rights Agreement dated December 30, 1998 by and between At Home Corporation (the "COMPANY") and each of the former Narrative stockholders (including the undersigned) (the "RIGHTS AGREEMENT"), the undersigned will indemnify and hold harmless, to the same extent as provided in the indemnity obligations contained in the Rights Agreement, the Company, each person or entity, if any, that controls the Company within the meaning of the Securities Act of 1933, as amended (the "1933 ACT"), each of its directors, and each of its officers who have signed the Registration Statement (each, an "INDEMNIFIED PERSON") against any losses, claims, damages or liabilities (joint or several), reduced by any recovery under insurance policies, to which an Indemnified Person may become subject under the 1933 Act, the Securities Exchange Act of 1934, as amended, or other federal or state securities law, to the extent, and only to the extent, that such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact, included or required to be included in the Registration Statement, in each case only to the extent that such untrue statements or alleged untrue statements or omissions or alleged omissions occur in reliance upon and in conformity with written information furnished by the undersigned expressly for use in connection with the Registration Statement; provided, however, that: (1) the amount payable by the undersigned shall not exceed the amount of proceeds, net of commissions and selling expenses, received by the undersigned and permitted assignees of its shares in the aggregate pursuant to the sale of the shares under the Registration Statement, and (2) the reimbursement obligations contained in this letter shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of the undersigned, which consent shall not be unreasonably withheld. The undersigned confirms that it will, pursuant to the terms of the Rights Agreement, reimburse any reasonable attorneys' fees and other expenses reasonably incurred by the Company or any such director or officer in connection with investigating or defending any such loss, claim, damage, liability or action, subject to the limitations set forth in the preceding sentence.

                                 Very truly yours,

                                 CARLYLE VENTURE COINVESTMENT LLC
                                 By: TCG Ventures, L.L.C., its Manager

                                 By:   /s/ J. Mitchell Reese
  ------------------------------------------------------------------------------

                                 Title:  J. Mitchell Reese, Managing Director
  ------------------------------------------------------------------------------